Exhibit 99.1

News Release Text

Headline:	Celeste V. Ford Nominated for Election to Heritage Commerce Board of Directors

Body:

SAN JOSE, Calif., April 14, 2009 (GLOBE NEWSWIRE) — Heritage Commerce Corp (Nasdaq:HTBK), parent company of Heritage Bank of Commerce, announced today that Celeste V. Ford has been nominated to stand for election to the board of directors at the May 28, 2009 annual shareholders meeting. Heritage Commerce has ten outside directors serving on its board. If elected, Ms. Ford will assume the seat of Louis O. Normandin, who is retiring from the board this year.

Ms. Ford is the founder and chief executive officer of Stellar Solutions, Inc., a professional aerospace engineering services firm headquartered in Palo Alto, California, with additional operations in Colorado and Washington, D.C. Founded in 1995, Stellar Solutions is an internationally recognized leader in the aerospace field, participating in critical government and commercial satellite programs. Ms. Ford also established the Stellar Solutions Foundation to support community-based organizations and charities.

“The election of Ms. Ford to our board of directors will bring many years of outstanding service and expertise in the field of brand management and business development to our organization,” said Jack Conner, Chairman of the Board. “Her extensive leadership skills and insight will be a valued addition and complement the contributions of the other ten members of our board. We would also like to take this opportunity to thank Lon Normandin for his fifteen years of service to Heritage Commerce Corp, and to wish him a delightful retirement.”

Ms. Ford has received wide recognition in her field, having served on congressional commissions in the aerospace industry, as well as on business panels focusing on entrepreneurship and women in business. Her leadership awards are innumerable and include: Women of Distinction “Business Services” Award presented by Silicon Valley Business Journal & NAWBO, Ernst & Young Entrepreneur of the Year Finalist and Fortune Small Business Magazine, “Best Bosses,” to name a few.

Ms. Ford is a resident of Portola Valley, California, and lives with her husband and their three children. A graduate of the University of Notre Dame, Ms. Ford earned a Bachelor of Science degree in Aerospace Engineering. Ms. Ford also obtained a Master of Science degree in Aerospace Engineering from Stanford University, and completed an Executive Program for Growing Companies from Stanford University Graduate School of Business. She has served as a member of the Board of Directors of Foundry Networks, Bay Microsystems, Women’s High Tech Coalition and California Space Authority.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Los Gatos, Fremont, Danville, Pleasanton, Walnut Creek, Morgan Hill, Gilroy, Mountain View, and Los Altos. Heritage Bank of Commerce is an SBA Preferred Lender with Loan Production Offices in Sacramento, Oakland and Santa Rosa, California. For more information, please visit http://www.heritagecommercecorp.com/.

Forward Looking Statement Disclaimer

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) difficult and adverse conditions in the global and domestic capital and credit markets, (2) continued volatility and further deterioration of the capital and credit markets, (3) significant changes in banking laws or regulations, including, without limitation, as a result of the Emergency Economic Stabilization Act and the creation of and possible amendments to the Troubled Asset Relief Program (TARP), including the Capital Purchase Program and related executive compensation requirements, (4) continued uncertainty about the impact of TARP and other recent federal programs on the financial markets including levels of volatility and credit availability, (5) a more adverse than expected decline or continued weakness in general business and economic conditions, either nationally, regionally or locally in areas where the company conducts its business, which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense, (6) changes in interest rates, reducing interest rate margins or increasing interest rate risks, (7) changes in market liquidity which may reduce interest margins and impact funding sources, (8) increased competition in the company’s markets, (9) changes in the financial performance and/or condition of the company’s borrowers, (10) current and further deterioration in the housing and commercial real estate markets particularly in California and (11) increases in Federal Deposit Insurance Corporation premiums due to market developments and regulatory changes. For a discussion of factors which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Important Information

In connection with the solicitation of proxies for its 2009 Annual Meeting, the Company filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on April 9, 2009. The Proxy Statement contains important information about the Company and the 2009 Annual Shareholders meeting. The Company’s shareholders are urged to read the Proxy Statement carefully. Shareholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov/. The Proxy Statement and other relevant documents may also be obtained free of charge from Company by contacting its Corporate Secretary in writing at 150 Almaden Boulevard, San Jose California, 95113.

CONTACT:	Heritage Commerce Corp
Janet R. Walworth, Senior Vice President, General
Counsel &	Corporate Secretary
408.792.4024